Exhibit 16.1

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC  20549

Grant Thornton LLP

Suite 1600, Grant Thornton Place

333 Seymour Street

November 28, 2016

Vancouver, BC

V6B 0A4

T +1 604 687 2711

F +1 604 685 6569

www.GrantThornton.ca

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated November 28, 2016 of

Mobetize Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the

Form 8-K.

Yours sincerely,

Grant Thornton LLP

/s/ Grant Thornton LLP

Mark Iwanaka, CPA, CA

Partner

Audit • Tax •  Advisory

Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd